UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2015

Strategic Storage Trust II, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-190983

MD	46-1722812
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 872-1031

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 21, 2015, the board of directors of Strategic Storage Trust II, Inc. (the “Registrant”) declared a daily distribution with respect to its Class T common stock (the “Class T shares”) in the amount of $0.00164383561 per share (equivalent to an annualized distribution rate of 6.34% assuming the Class T share was purchased for $9.47) on the outstanding Class T shares, payable to stockholders of record of such shares as shown on the Registrant’s books as of the close of business on each day of the period commencing on October 21, 2015 and ending December 31, 2015. Such distributions payable to each stockholder of record during a month will be paid on such date of the following month as the Registrant’s Chief Executive Officer may determine.

As previously disclosed, on September 2, 2015, the board of directors of the Registrant declared a daily distribution with respect to its Class A common stock (the “Class A shares”) in the amount of $0.00164383561 per share (equivalent to an annualized distribution rate of 6.00% assuming the Class A share was purchased for $10.00) on the outstanding Class A shares, payable to stockholders of record of such shares as shown on the Registrant’s books as of the close of business on each day of the period commencing on October 1, 2015 and ending December 31, 2015. Such distributions payable to each stockholder of record during a month will be paid on such date of the following month as the Registrant’s Chief Executive Officer may determine.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE TRUST II, INC.

Date: October 23, 2015	By :	/s/ Michael S. McClure
Michael S. McClure
Executive Vice President, Chief Financial Officer and Treasurer